Press Release	TetriDyn Solutions, Inc

TetriDyn Solutions Signs Two-Year Contract with Rocky Mountain Surgery Center

Pocatello, Idaho. April 2, 2007 (PRNewswire). TetriDyn Solutions, Inc. (OTC Bulletin Board: TDYS) announced today that it has expanded its IT consulting business with the addition of Rocky Mountain Surgery Center in Pocatello, ID. TetriDyn Solutions, Inc. and Rocky Mountain Surgery Center have agreed to a two-year deal to provide all IT-related services along with consulting services for the business.

“We are very excited with the progress of our IT consulting services division,” said Mr. Hempstead, TetriDyn’s President. Mr. Hempstead further stated, “Just by word of mouth, we are growing at a rapid pace.”

TetriDyn’s unique needs-based approach was key to Rocky Mountain’s decision to sign with TetriDyn. The needs-based approach creates targeted solutions for each customer based on their long-term goals. This targeted approach helps service the expanding needs of the enterprise rather than fixing immediate problems with a temporary patch.

These methodologies will help Rocky Mountain Surgery Center to reduce long-term costs and to build a strong foundation and infrastructure that enables cost-effective growth for years to come. With this new contract, TetriDyn will be adding new personnel to its roster to help with the increased demand in managed services.

About TetriDyn Solutions, Inc.

TetriDyn Solutions, Inc. provides Information Technology (IT) consulting services and specialized software products focused on optimizing business processes and increasing worker productivity. The company develops and markets software products that utilize wireless technologies, freeing the enterprise from productivity barriers based on physical location. The company's main software solution, AeroMD EMR, enables healthcare providers to securely collect and distribute electronic data wirelessly within an office setting and among offices spread across multiple locations. The company markets its AeroMD EMR program through multiple distribution channels domestically. The company has also developed a patent-pending Livestock Security and Tracking Program within the cattle industry. The Livestock Security and Tracking Program will be marketed through multiple channels, both foreign and domestic. For more information on our software products, IT consulting services, or our company, please visit our website at www.tetridyn.com.

Safe Harbor Statement

This press release contains statements that may constitute forward-looking statements, including the company's ability to realize the projected revenues from the newly-announced project orders and the future strength of the company's business and industry. These statements are based on current expectations and assumptions and involve a number of uncertainties and risks that could cause actual results to differ materially from those currently expected. For additional information about TetriDyn Solutions' future business and financial results, refer to TetriDyn Solutions' Annual Report on Form 10-KSB for the year ended December 31, 2006, which will be filed with the SEC on or before April 2, 2007, TetriDyn Solutions' Q1 2006 Report filed with the SEC on May 24, 2006, TetriDyn Solutions' Q2 2006 Report filed with the SEC on August 14, 2006 and TetriDyn Solutions' Q3 2006 Report filed with the SEC on November 13, 2006. TetriDyn Solutions undertakes no obligation to update any forward-looking statement that may be made from time to time by or on behalf of the company, whether as a result of new information, future events or otherwise.

For Further Information:

Phone 877-647-2367

Brian S. John

Mirador Consulting, Inc.

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